EXHIBIT 99.1
                                                                    ------------

                      NORTH AMERICAN GALVANIZING & COATINGS
                        ANNOUNCES SECOND QUARTER RESULTS

           TULSA, OKLAHOMA, August 8, 2003 - North American Galvanizing & Coatings (AMEX-NGA) announced today that the Company's second quarter 2003 galvanizing and coatings business recorded increased sales and returned to profitable operations. The Company also announced the write-off of an abandoned galvanizing plant in Houston, resulting in a charge to discontinued operations in the second quarter of 2003.

           The Company's income from continuing operations of $76,000, or $.01 per share, for the second quarter ended June 30, 2003 compared to a loss of $289,000, or $.04 per share, for the first quarter of 2003. Sales for the second quarter of 2003 increased 4.5% to $8,398,000 compared to sales of $8,040,000 for the first quarter of 2003. For the second quarter of 2002, the Company reported income from continuing operations of $441,000 and sales of $10,103,000.

           For the second quarter of 2003, the Company reported a net loss of $714,000, or $.11 per share, including the loss from discontinued operations of $790,000, or $.12 per share. For the second quarter of 2002, the Company reported net income of $392,000, or $.06 per share, including the loss from discontinued operations of $49,000, or $.01 per share.

           Ronald J. Evans, president and chief executive officer, said, "Order volume began the expected gradual improvement over the Company's 2003 first quarter. As a direct result of cost-cutting measures implemented during the first quarter, the Company achieved profitability in the second quarter of 2003 under adverse economic conditions. A continuation of downward pressure on selling prices due to the weak market and competitive conditions, adversely impacted our galvanizing and coatings operations for the first six months of 2003"

           Mr. Evans added, "Despite increased sales in the second quarter of 2003, we are still experiencing significantly lower market demand for galvanizing compared to last year, a reflection of depressed economic conditions."

           North American Galvanizing is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coatings business through a network of plants located in Denver, Hurst (Dallas/Fort Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page on the internet is: www.nagalv.com.

           Cautionary Statement. Statements in this news release that are not strictly historical may be "forward looking" statements, which involve risks and uncertainties. These include economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Securities and Exchange filings.

           NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                                          JUNE 30                     JUNE 30
                                                   ----------------------      ----------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)      2003          2002          2003          2002
-----------------------------------------------    --------      --------      --------      --------
SALES                                              $  8,398      $ 10,103      $ 16,438      $ 19,320

    Cost of sales                                     5,835         6,857        11,837        13,216
    Selling, general & administrative expenses        1,413         1,495         2,866         2,873
    Depreciation expense                                696           749         1,471         1,499
                                                   --------      --------      --------      --------
TOTAL COSTS AND EXPENSES                              7,944         9,101        16,174        17,588
                                                   --------      --------      --------      --------

OPERATING INCOME                                        454         1,002           264         1,732

    Interest expense, net                               299           279           607           566
                                                   --------      --------      --------      --------

Income (loss) from Continuing Operations
    before income taxes                                 155           723          (343)        1,166

    Income tax expense (benefit)                         79           282          (130)          451
                                                   --------      --------      --------      --------

INCOME (LOSS) FROM CONTINUING OPERATIONS                 76           441          (213)          715

Discontinued Operations:
    Loss on discontinued operations, net                (36)          (49)          (77)          (99)
    Loss on write-off of assets of
      discontinued operations, net                     (754)         --            (754)         --
                                                   --------      --------      --------      --------

NET INCOME (LOSS)                                  $   (714)     $    392      $ (1,044)     $    616
                                                   ========      ========      ========      ========


NET INCOME (LOSS) PER COMMON SHARE
Continuing Operations:
     Basic                                         $   0.01      $   0.07      $  (0.03)     $   0.10
     Diluted                                       $   0.01      $   0.06      $  (0.03)     $   0.09
Discontinued Operations:
    Basic                                          $  (0.12)     $  (0.01)     $  (0.12)     $  (0.01)
    Diluted                                        $  (0.12)     $  (0.01)     $  (0.12)     $  (0.01)
Net Income (Loss):
    Basic                                          $  (0.11)     $   0.06      $  (0.15)     $   0.09
    Diluted                                        $  (0.11)     $   0.05      $  (0.15)     $   0.08




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